Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents

Conference Call Transcript

BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Mar. 05. 2008 / 8:00 AM ET

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning, IR

 Steve Fishman
 Big Lots, Inc. - Chairman, CEO

 Joe Cooper
 Big Lots, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

 David Mann
 Johnson Rice & Company - Analyst

 John Zolidis
 Buckingham Research - Analyst

 Patrick McKeever
 MKM Partners - Analyst

 William Keller
 FTN Midwest - Analyst

 Jeff Stein
 Stein Research - Analyst

 Peter Keith
 Piper Jaffray - Analyst

 PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots fourth quarter 2007 teleconference. During this session, all lines will be muted until the question and answer portion of the call. (OPERATOR INSTRUCTIONS)

At this time, I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Tim Johnson.

Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Thanks. Thank you, everyone for joining us for our fourth quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO; Joe Cooper, Senior Vice President and Chief Financial Officer; and Chuck Haubiel, Senior Vice President Legal and Real Estate and our General Counsel.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provisions as stated in are our press release and in our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

As discussed in detail in this morning's press release, our results include discontinued operation as well as items included in continuing operations that are not directly related to the Company's ongoing operations. Therefore, we have provided supplemental non-GAAP fourth quarter and full year financial statements that exclude these items. The presentation of the most directly comparable financial measures calculated in accordance with GAAP and a reconciliation between the GAAP financial measures and the non-GAAP financial measures are also included in our press release which is posted on our website at www.biglots.com under the "Investor Relations - Press Releases" caption. We believe that these non-GAAP financial measures should facilitate analysis by investors and others who follow our financial performance.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

The discontinued operations activity in the fourth quarter and full year fiscal 2007 results reflects KB Toys related matters and the impact of the 130 stores closed in January 2006 as described in our Form 10-K. In the fourth quarter of 2007, we reported income from discontinued operations of $6.4 million compared to income from discontinued operations of $12.7 million in the fourth quarter of fiscal 2006. The income from discontinued operations for the fourth quarter of fiscal 2007 was principally comprised of $5.3 million, net of tax, due to the release of KB bankruptcy-related indemnification reserves and a KB bankruptcy settlement of $1.1 million, net of tax. The Company's income from discontinued operations in the fourth quarter of fiscal 2006 was principally comprised of $13.5 million, net of tax, due to the release of KB bankruptcy-related indemnification reserves, partially offset by a loss of $1.4 million, net of tax, due to the sale of the Pittsfield, Massachusetts distribution center formerly owned by KB.

The items excluded from continuing operations in the supplemental non-GAAP disclosures represent net income of $3.1 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2007 and net income of $6.1 million, or $0.06 per diluted share for fiscal 2007. These items consist of $3.1 million, net of tax, for KB bankruptcy trust settlement proceeds received during Q4 and hurricane insurance proceeds of $3.0 million, net of tax, related to claims filed during fiscal 2005, principally received in the first quarter of fiscal year 2007.

Since we do not view discontinued operations or non-recurring KB and hurricane proceeds as relevant to the ongoing operations of the business, the balance of our prepared comments will be based on results related to continuing operations on a non-GAAP basis as adjusted in the supplemental schedules. With that, I'll turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO

Thanks, T.J. and good morning, everyone. I want to take a few moments and share some thoughts on Q4 and wrap up the year but I want to spend the majority of my time talking about our WIN strategy initiatives for the coming year and what we're doing in the business to get the top line moving in a more positive direction.

The challenges that were present during the fourth quarter have been extensively documented by the Street. The macroeconomic conditions and the negative publicity surrounding toys, which was particularly impactful to our business, created an uphill battle for most of retail.

From a sales perspective, we delivered on the guidance we provided on the last call. We posted a slightly negative comp on top of a 5% comp increase last year which was pretty much on par with the rest of the sector.

From a category standpoint, Consumables was our best performer with comps up in the high single digits. Our merchants continue to get great branded deals that offer tremendous value to the customer.

Seasonal comps were up in the mid single digits. After a slow start in November, our Trim a Tree business was strong in December and finished the quarter close to its original plan. This is the second year in a row of good business in Trim a Tree and if you remember, our Lawn and Garden and Summer businesses were also strong in the first half of 2007. This is good news as Seasonal is a category that we're known for among our core customers. It is also a great example of "Raise the Ring", the quality and value proposition has increased significantly over the last 18 months and the retails have increased as well. Customers are willing to pay for quality and great value.

After nearly three years of strong mid single to low double digit comps, our Furniture business slowed a bit in Q4. There was similar promotional activity, and our assortments looked good in the store. The good news is that in February and in early March, our Furniture business has rebounded strong and with newness flowing throughout the balance of the spring season, we're hopeful that our Q4 softness will prove to be an isolated event.

Toys was a challenge in Q4 and given the fact that the department is between 10 to 15% of our holiday business, we had to work hard to move inventory and search for opportunities in other categories to offset a disappointing negative comp in this department.

Our Home business remained soft. We're working hard to correct the situation and have made changes in both product and people to try to get this category back into positive territory.

Hardlines was up against some tough numbers from a year ago. Electronics in particular experienced a lower supply of big ticket closeouts, particularly televisions and in the near term, we don't see this changing. That's not to say there aren't closeouts, just at lower AURs, and we have to work much harder to comp some of the big TV deals we benefited from in the first half of 2007.

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Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

From a regional standpoint, the central region continued to post the best comps and the southeast, namely Florida, continues to trail the Company average which is consistent with what most of retail has seen. From a customer standpoint, our performance continues to remain pretty consistent across income demographics. Whether in a higher, middle or lower income, our comps have remained in a very tight band.

While the top line was not as vibrant as we would have liked, I believe that the business executed well in Q4 and we controlled what was within our control. The merchants, planners and allocators managed inventories effectively and we entered spring '08 clean and with open to buy to chase deals. From an SG&A perspective, we continue to execute against our initiatives and find creative ways to offset normal inflationary pressures. We continued to generate cash and put it to good use in the form of repurchasing stock, s decision that we believe will prove to be a good long-term investment for our shareholders and the Company.

Bottom line, we drove record EPS performance for the fourth quarter and fiscal 2007, something that we're very proud of in a difficult environment. Evidence that we believe reinforces that our WIN strategy is right for our business. In less than three years, we've taken sales per square foot from $146 in '05 to $158 in '07; we've taken operating profit from $27 million to $226 million, almost a $200 million improvement; we've taken EPS from $0.14 in '05 to $1.41 in '07; we've generated almost $750 million in cash, and we've returned $900 million to shareholders by repurchasing over 41 million shares of our stock, or approximately 37% of the outstanding shares. All great work by our team and the good news is that we still see opportunity to improve from here.

Moving away from '07 and focusing on the future, I want to update you on a few strategic initiatives of interest. First, based on the results throughout the holiday season, we've decided to continue with our store retrofit program in 2008. We've identified approximately 40 stores this year and they're spread across the country. The retrofit allows us to get more merchandise out on the selling floor in certain smaller square footage stores and better allocate square footage to key categories. All of these stores will be set with a more consumables-based focus or floor plan and will accommodate a full furniture department.

Also from a strategic standpoint on the topic of real estate, we remain encouraged by what seems to be a more flexible commercial real estate market. Each week, there seems to be new information about retail being over-stored or a press release from a retailer announcing that they're closing stores or slowing new store growth. We were somewhat ahead of the curve by making this decision over 2.5 years ago and we've taken some heat for it, but we continue to believe it was the right move for our business and clearly it has served us well. As we have said on a number of occasions, we would love to have more stores and open more new stores. We believe our organization is operating more efficiently than it ever has, so to be able to leverage those efficiencies over a larger store base would be a big positive for our business. We just refuse to overpay for real estate. As Joe will cover in a moment, we plan to open about 20 stores in 2008, up from only seven new stores last year and 11 new stores in 2006.

Next, our new point of sale register system rollout will be completed by midyear 2008. We started back up again installing the new systems in stores after holiday and are completing about 35 to 40 stores a week. The implementation has gone smoothly and the stores' team is enjoying new, enhanced technology.

And finally, our biggest initiative this year and likely for the next couple of years is our SAP implementation. Recently, we entered into an agreement with SAP, one of the country's largest and most recognized IT systems providers. Beginning midyear 2008, we will start moving toward the implementation of new systems that will ultimately replace our current core merchandising systems as well as our financial and wholesale systems. It is a multiyear project where we will be investing in the neighborhood of $35 million. Financial and wholesale systems will be developed and tested during 2008 with a go-live in 2009. Core merchandising systems will be developed and tested during 2009 with a go-live in 2010. The benefits of these new systems will not start to be recognized until 2010 at the earliest and would likely be the result of better inventory information to help with more precise allocation which ultimately should positively impact sales and margin dollars.

While we have some initiatives and investments that will be good for our business long-term, we clearly recognize that our number one priority has to be to improve the top line performance of this business. As we look to 2008 and the key sales drivers, there are certain categories and deals that we know of today that we expect to be very good and quite frankly some businesses that we know will be challenged for the next few months.

Consumables has been our most steady business and as we've moved into the new year, I see no reason to expect that to change. There's just great branded selection of product at tremendous values in our stores today.

I also feel good about our Seasonal assortment. In particular, with Lawn and Garden and Summer. We know that weather will be an issue from time to time and that this is a discretionary type of product. With that said, I'm confident that if the customer is looking for seasonal product this spring, then our price, quality, and value proposition at Big Lots is as good as you will find out there in the market.

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Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

I remain bullish about our Furniture business. As we begin Q1, our biggest furniture quarter of the year, our business trends have improved after a soft Q4. Tremendous value and improved quality along with newness coming in several of our categories will be the key drivers.

Another area we don't spend much time talking about is a category we call Play 'n Wear which is really toys, infant, jewelry, apparel and lingerie. Our toy business has actually moved into positive territory and we're seeing nice branded deal flow in apparel and in lingerie with a large Hanes deal and a Marvel licensed kids underwear deal.

Finally, you may have noticed we have a couple of larger one-off type deals in our stores today. A large major branded furniture deal is in about 1,100 stores, just in time for tax time selling. We also have a drugstore liquidation deal that is in about 400 or so of our stores right now that's very similar to the drugstore deal we had this time a year ago. These are the types of deals that have spiked business in the past and we're pleased with the performance to date. The furniture deal will likely be gone by the end of the first quarter. However, we recently secured enough product on the drugstore deal that it will be able to go to the entire chain over the next couple of months and likely sell through Q2 and potentially into Q3. It is our business. Some quarters will have big deals like these two deals. Sometimes the deals are smaller. With that, I'll turn it over to Joe.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Steve. Good morning, everyone. For the fourth quarter of fiscal 2007, we reported income from continuing operations on a non-GAAP basis of $82.5 million, or $0.93 per diluted share, compared to income from continuing operations of $91.6 million or $0.83 per diluted share a year ago. As a reminder, last year's results included the impact of the extra week in the retail calendar which we estimated to be approximately $0.05 per diluted share. We also experienced about a $0.04 benefit in the fourth quarter of fiscal 2006 from a lower tax rate. So, when you look deeper, the $0.93 this year was up against a more normalized $0.74 last year or up over 25% year over year.

Our Q4 results of $0.93 per share was above the high end of our guidance which called for earnings of $0.81 to $0.86 per share. If you were looking at the high end of our communicated guidance, the favorability resulted from: first, approximately $0.04 of the beat was a result of higher share repurchase activity. During Q4, we invested $112 million to repurchase Company stock under our new $150 million share repurchase program. Our guidance as stated on November 30th, assumed no activity on the $150 million program. Additionally, our tax rate at 36.8% was better than guided and helped EPS by about $0.02. Finally, we were able to generate better than expected SG&A leverage on a slightly negative comp.

Sales for the 13 week fourth quarter were $1.412 billion compared to $1.545 billion for the 14-week fourth quarter last year. Comparable store sales decreased 0.6% against a 4.9% comp increase last year. The operating profit rate which is a key metric for our business was 9.4% of sales, compared to 8.9% of sales last year. This 50 basis point expansion in the operating profit rate was driven by significant SG&A leverage, partially offset by a decline in our gross margin rate. Operating profit dollars were $132.7 million for the 13-week fourth quarter of 2007 versus $137.0 million for the 14-week fourth quarter last year. Again, you need to consider there was an extra week last year that generated $0.05 of incremental EPS or about $10 million of incremental operating profit. Absent the extra week, operating profit dollars increased by approximately 5% for the quarter.

The fourth quarter SG&A rate of 30.3% was approximately 130 basis points lower than last year. Leverage for the quarter was achieved primarily through distribution and transportation efficiencies, lower insurance costs, and lower utilities, depreciation, and bonus expense.

The fourth quarter gross margin rate of 39.7% was 80 basis points lower than last year's rate of 40.5%. The decline was principally due to lower sales in certain higher margin categories resulting in more promotional markdowns than originally planned, particularly in Toys and Home. To a lesser extent, we experienced a slightly higher shrink rate this year. To clarify, our shrink rate at approximately 2% is up slightly from last year but remains a reasonable number for our business. In fact, our unit shrink was flat year over year so the shrink increase was AUR driven, consistent with "Raise the Ring" and more noticeable in areas like Electronics and Jewelry, which are two categories that are high shrink categories in the retail industry.

Net interest expense was $2.0 million for the quarter compared to net interest income of $1.9 million last year. The change is directly related to the repurchase of $713 million of Company stock throughout the year.

Our tax rate for the fourth quarter of fiscal 2007 was 36.8% compared to 34.0% last year. As you recall, the 2006 tax rate of 34% was unusually low based on the release of certain valuation allowances related to state net operating loss carry forwards.

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Mar. 05. 2008 / 8:00Am ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

Turning to the balance sheet, our total inventory ended the quarter at $748 million down $10 million or 1% compared to last year. Lower inventory resulted from a decline in store count, as average store inventory levels were relatively flat to last year. We're pleased with how we ended the quarter given a slightly negative comp and the timing of receipts of the furniture and drugstore liquidation deals now in our stores. We took markdowns as necessary during Q4 to increase sell through in slower selling categories and to ensure that we ended the quarter ready to transition into spring and take advantage of new deals. For the year, we achieved record inventory turnover of 3.5 times compared to 3.4 times last year.

Cash flow, which we define as cash provided by operating activities less cash used in investing activities was $249 million for fiscal 2007 compared to $351 million for fiscal 2006. Cash flow was lower in 2007 due to higher CapEx and the change in timing of inventory flow at the end of fiscal 2006 that was a large source of cash at year end since our average store inventory was down 8%. Partially offsetting CapEx and inventory timing, was higher net income in fiscal 2007 and a better cash conversion cycle based on improving vendor terms. We ended the fourth quarter with debt of $164 million compared to net invested cash of $269 million last year. The difference is attributable to the $713 million of share repurchase activity for the year.

Capital expenditures totaled $21.0 million for the fourth quarter, up $11.3 million compared to the fourth quarter of last year primarily due to our new POS rollout. Depreciation expense for the quarter was 23.6 million or $3.1 million lower than last year. For the year, CapEx totaled $60.4 million and depreciation expense was $88.5 million.

During the fourth quarter, we closed 15 stores leaving us with 1,353 stores at year end with total selling square footage of 28.9 million. For the year, we opened seven stores and closed 29 stores for a net reduction of 22 stores.

During the fourth quarter of fiscal 2007, the Company completed its $600 million share repurchase program by purchasing $118 million or 5.8 million shares at a weighted average price of $20.48 per share. The completed $600 million program allowed us to purchase 23.0 million shares between March and December of fiscal 2007.

As announced in our November 30th press release, the Company's Board authorized a new $150 million share repurchase program which commenced after the completion of the $600 million program. During the fourth quarter of fiscal 2007, the Company invested $113 million to purchase 7.0 million shares under the $150 million program at a weighted average price of $16.09 per share. For fiscal 2007, the Company invested a total of $713 million to purchase 30 million shares of Company stock or approximately 27% of the outstanding shares at the beginning of the fiscal year.

During the first four weeks of fiscal 2008, we completed the $150 million share repurchase program by investing the remaining $37 million to purchase 2.2 million shares at a weighted average price of $17.25 per share. In total for the $150 million program, we purchased 9.2 million shares at a weighted average price of $16.35 per share.

Moving on to 2008 and guidance, overall we're planning 2008 EPS to be in the range of $1.70 to $1.80 per diluted share up from 2007's income from continuing operations on a non-GAAP basis of $1.41 per diluted share. Our 2008 guidance reflects an EPS increase in the range of 21% to 28% compared to fiscal 2007.

Our 2008 plan calls for a comparable store sales increase of 1% to 2% with total sales dollars flat to up 1% compared to fiscal 2007. At this level of sales, we expect operating profit dollars to increase in the range of 5% to 8%. This dollar growth would translate to an operating profit rate in the range of 5.1% to 5.2%, up 20 to 30 basis points compared to fiscal 2007.

SG&A leverage is expected to continue to drive operating margin expansion in 2008. At our guidance of a 1% to 2% comp sales increase, the SG&A rate is estimated to be in the range of 34.4 to 34.6% or 10 to 30 basis points below 2007, and we estimate that less than a 1% comp is needed to leverage expenses. Expense leverage is expected to come from: first, improved store payroll productivity from continued improvements in inventory flow and new POS system efficiencies. Next, distribution and transportation as a percent of sales is expected to be down due to higher DC productivity and transportation efficiencies. Despite the challenges of higher fuel costs, transportation savings will come from lower negotiated carrier rates and changing our mix of carriers. This change occurred midyear 2007 so the first half of 2008 still has leverage potential from this initiative. Additionally, we're moving forward with consolidation of our Columbus furniture DC into our regional DCs cutting down on stem miles and the number of deliveries made weekly to our stores. Finally, overall depreciation expense is expected to decline in 2008.

In terms of gross margin rate, we're expecting the rate for fiscal 2008 to be flat to slightly up compared to last year. Steve, Chuck and I were recently in China so we're well aware of the cost pressures. However we expect to incur fewer markdowns year over year and our trade initiatives still have opportunity in 2008.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

Filling out the rest of the P&L for 2008, net interest expense is estimated at approximately $7 million and the effective income tax rate is planned to be in the neighborhood of 38.5% to 39%.

For the year capital expenditures are expected to be in the $90 million to $95 million range. Maintenance capital is estimated at about $30 million or fairly similar to last year. From a real estate perspective, new store capital is estimated at approximately $8 million up from last year due to 20 planned new store openings in 2008 versus seven actual openings in 2007. During 2008, we anticipate opening 20 new stores and closing approximately 45 stores leading us to end fiscal 2008 with approximately 1,328 stores. The number of store closings at 45 is higher than the 29 we closed in 2007 as we have a higher number of leases up for renewal this year. The overall net store decline of approximately 25 stores in fiscal 2008 is expected to occur primarily in the fourth quarter. Capital investments and WIN strategy initiatives will represent approximately $45 million to $50 million in 2008 and will be focused on three key initiatives. We estimate CapEx of approximately $20 million to $25 million this year for the first phase of a multiyear SAP implementation to integrate our financial and merchandising systems across a common platform. The POS register system rollout to the remainder of our stores will be completed by midyear and result in CapEx of approximately $20 million in 2008. Finally, we set aside about $5 million to continue to retrofit approximately 40 more stores.

Based on these capital assumptions, depreciation expense is estimated to be $80 million to $85 million. Our planned performance combined with an inventory turnover of 3.6 times is estimated to generate cash flow in the $175 million range excluding any share repurchase or option exercise activity. We estimate our diluted share count to be in the range of 82 to 83 million shares for fiscal 2008.

Moving on to the first quarter, comp sales are planned up in the 1% to 2% range. The furniture and national drugstore liquidation deals, confidence in our Consumables and Seasonal businesses and planned Furniture promotions for tax time selling are all anticipated to be key comp drivers, partially offset by Easter coming two weeks earlier this year. Q1 earnings are estimated to be in the range of $0.30 to $0.35 per diluted share compared to $0.24 per diluted share on a non-GAAP basis last year. We estimate that operating profit dollars will increase in the range of 20% to 25% which translates to an operating profit rate in the range of 4.1% to 4.3% up 70 to 90 basis points compared to the first quarter of fiscal 2007 on a non-GAAP basis. Operating margin expansion in the first quarter will come from a slightly higher gross margin rate and SG&A leverage. T.J.?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks, Joe. We would like to open up the line for questions now.

 QUESTION AND ANSWER

Operator

 Sure. (OPERATOR INSTRUCTIONS) It looks like the first question is coming from the line of David Mann. Please go ahead, your line is open.

 David Mann - Johnson Rice & Company - Analyst

 Yes, thank you. Congratulations, guys. Great finish to the year.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

 David Mann - Johnson Rice & Company - Analyst

 I wonder if you could just talk, reflect on what you said last year at this time in terms of a three-year outlook. You obviously made a lot of progress in the past year. Can you just put that in context to where you think that -- now that two-year outlook is in terms of what you think gross margin and EBIT percentages can be?

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 David, I think we set out the course last year on a three year program and I think what we said is we feel real confident that we can achieve those numbers. We're really not going to update guidance on that three-year number. The only thing that's pretty obvious hopefully to all of you is that we're probably well into the second year in the first year of performance. So, we feel very, very good about it. Based upon the guidance that we're giving you for this year that we've just entered, it is well into what was the third year of the guidance that we gave everybody. So, clearly we're feeling bullish. Now, there are actually pieces of it that we're challenging ourselves about right now. And there are parts of it that we've talked about and we won't walk away from it. We're really not happy about particularly in the margin end of the business when it comes to gross margin.

I've said a thousand times and I'll continue to say it, we're not focused on gross margin percent. We're focused on gross margin dollars. I think we're going to continue to and have demonstrated over the last 36 months that we've been very, very consistent with not disappointing the marketplace. We continue to believe that there's a lot more efficiencies that we can get out of the business and we believe we're well on our way to achieving the operating margin numbers that we talked about last year in a shorter period of time.

 David Mann - Johnson Rice & Company - Analyst

 In terms of the deal flow, some of the other retailers we're talking to have just -- have talked about that there's tremendous brands and availability out there. Can you just comment, obviously you've got some nice deals in the store now. Should we start expecting to see even a broader selection and some newer brands in the store? And also how does the pricing of some of these deals compare to some of the prices you paid on similar types of deals in the past. Thank you.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 There is going to constantly be new deals. We're getting new deals every day. Probably the best way to put it to you is when we talked to you last time on the conference call, we didn't know about or we hadn't negotiated the deals that are in the stores today that we just talked about. So, we never know what's going to happen. As far as deals expanding, we are absolutely focused on trying to find deals across the spectrum of addressing the customers and I think probably and hopefully you understand what I kind of said to you just now which is we think the deals in the stores right now cross over and offer a pretty broad-based customer response. Maybe even better than they did in the fourth quarter and that's one of the reasons why I think we're feeling a little bit more bullish about our business.

From a pricing standpoint, I would say they're very, very consistent and it depends upon where you're buying it. We're putting great value in the store. We're doing it with Furniture. Those price points are higher than what we've done before but the customer is very receptive to it. On the other end of the spectrum so people don't think we're walking away from it, we've got some of the greatest brands in Consumable deals right now in our stores that I think we've ever had and they're in the $1, $1.50, $2 range. We're trying to offer things that every customer across the economic base is looking for from us at this particular point. I would say we're broader right now than we've ever been before. I hope that those deals will continue into the balance of this year and I think the drugstore liquidation deal is a pretty good example of it. Although it is very similar to what we did a year ago except for the content is even much more branded focused than it was a year ago at this particular point. The price points are extremely similar. So, I don't want anybody to think that we're out there just trying to pump up prices one way or another.

We're trying to find the best value we can offer our customer than we ever have before. It depends upon categories, and Consumables is the same or maybe even less than it was a year ago. And Consumables is 30% of our business and continues to drive a lot of traffic into the store. So, I mean they're branded and they're probably more branded than ever before. We introduced a couple of brands particularly Cuisinart in the fourth quarter and we continue to see more and more brands coming to us that never did before. The other thing that we're going to continue to do is reach out to the vendor community and continue to tap into people who, for some reason or another, we just don't have a relationship with.

I mentioned a couple of years ago right after I got here that I held a vendor summit in January of '06 right after I got here. We spent a lot of time with people who didn't know us or who had never done business with us or frankly, didn't understand how to do business with us. We thought that produced a lot of growth with a number of vendors we never did business with before. So, I'm doing the same thing again, actually next week. I've invited in about 30 or 40 key vendors. Some who know us. Some who don't know us. Some who are not doing business with us at the level that I think that we constantly should. We're not being any less aggressive. We're going to continue to reach out to that vendor community and find out who wants to do business with us.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 David Mann - Johnson Rice & Company - Analyst

 Sounds great. Good luck this year.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you, David.

Operator

 the next question comes from the line of John Zolidis of Buckingham Research. Please go ahead.

 John Zolidis - Buckingham Research - Analyst

 Hi, good morning:a couple of questions on the SG&A. I was wondering first if you could provide us with a little bit more detail on the year over year decline in total SG&A dollars. In particular, could you give us some parameters, how much the extra week played into that and then was there any difference in incentive compensation year over year? Did that benefit SG&A in the current period?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 We've given broad guidance about the 53rd week last year being a $0.05 but we don't break down the components. But I can tell you that the incentive compensation was favorable to SG&A in '08 slightly. So, yes, the bonus, that was noted in the conference call.

 John Zolidis - Buckingham Research - Analyst

 Did you quantify the favorability?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 No. We did not.

 John Zolidis - Buckingham Research - Analyst

 And then kind of a philosophical question on SG&A, do you think that the declines in comp and gross margin, same store sales and gross margin are related to the cuts that you're making in SG&A and if not, do you believe that there is a limit to how far you can cut SG&A before it starts to impact store level execution and how close are you to that limit? Thanks.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Sure. Well, first, we don't characterize SG&A savings as cuts because as you'll notice in 2007, principally, the savings in SG&A are not even noticeable to the customer. In other words, it is not at the store level. It is in distribution, it is in transportation. And in insurance. So, those are ways we're changing how we do business. Changing processes. So, they're not cuts. And the savings in the stores have been consistently driven by higher AUR, cleaner back rooms, they're delivering fewer items to the selling floor per sales dollars. Due to that increase in AUR so it is process improvements. It is not arbitrarily reducing payroll hours to the stores. It is systematically managing payroll hours consistent with some of the very, very good things that we're doing in our business. Particularly on the merchandising side of the business.

 John Zolidis - Buckingham Research - Analyst

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 So, I'm sorry. The payroll hours, you mentioned payroll as a source of SG&A, I guess savings for 2008. Are you increasing payroll hours at the store level or decreasing payroll hours?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 John, this is Tim. Actually payroll hours at the store level will remain pretty consistent year over year. So, we're able to find ways within the business whether it is better inventory flow, whether it's system opportunities that we've never had before, i.e. the new register systems, the stores have more tools today than they would have had a year ago, two years ago, three years ago, to be more efficient. That's key. I think going back to Joe's point though, on SG&A, if you look at -- and we don't break out the individual line items and we're not going to start now, detailing every line item. But we do put certain items in the Qs and in the Ks. Distribution and transportation costs has been the single largest point of leverage this year. Again, to Joe's point, the customer doesn't see that. They don't know how many trucks or miles the trucks travel to get to our stores. That does not impact the customer experience. The new healthcare insurance program this year is for associates, not for customers. They don't see that in store.

We know we're saving money. We've got a better plan than we had a year ago, two years ago and we're saving money on the discount rate in healthcare insurance claims. Depreciation, it's another source of leverage this current year. We believe we're maintaining our stores. We're retrofitting stores, we're investing in the business for the future. But quite frankly, some of the store remodel capital from four or five years ago when we changed our name is now rolling off. So, that's a source of leverage. So, from our standpoint, the SG&A initiatives that are in the business today, most of them are not noticeable to the customer. And again, to Joe's point, most of them are process related that we should continue to benefit on into the future with the leverage point of less than 1% comp to leverage SG&A in 2008.

I think -- I know we feel very good about that and I think we would feel very good about stacking that up against anyone in retail today. And as we mentioned, 2008 brings more leverage opportunity through principally our transportation side, through this year. Part of it was initiated the middle of last year which will anniversary in the middle of this year. But then the consolidation of the furniture, Columbus furniture DC into our regional DCs we'll start enjoying that savings in the back half of this year.

So, we're constantly reengineering how we do business and they're process improvements rather than arbitrary cuts. That's why it is continued. There was questions about whether '05 cuts could roll into '06. We continued to engineer process improvements in '06. There was questions about could we go into '07 and again, we're constantly looking at how we can do everything across this business better. And then we continued the SG&A leverage in '07 and now in '08, we think we have a very good plan to continue to leverage SG&A at a very low comp point but we won't stop in '08. We're going to continue SG&A savings as a daily initiative here. It is not a one-time initiative.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Let me close it out, too, John, because I think we've responded pretty well to this. I think it is very obvious that everything that we do and we've said this on many occasions, I want to make sure that the market understands and that what's written is correct out there. We make every decision that we make from a start of the buy of merchandise to how it gets to our distribution facility to how it gets to our stores with the stores in mind and how easy we can make it for them so that they can continue to service the customer. Our level of service to our customer absolutely has not changed. In fact, in our minds and we believe in our customer's minds, it is better than it's ever been before. Because of the capital investments that we've made and because of the stringent requirements that we have of our vendors in making sure we get as much floor ready inventory as we possibly can to make the lives of the store personnel easier and not require them to spend as much time handling and straightening as in servicing the customer and get them through the registers more efficiently and more quickly with the new register systems we've invested in and we'll continue to invest in our stores. Can we have the next question, please.

Operator

 The next question is coming from the line of Patrick McKeever of MKM Partners.

 Patrick McKeever - MKM Partners - Analyst

 Hi.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Hi, Patrick.

 Patrick McKeever - MKM Partners - Analyst

 Hi, Steve. Wondering if you could just talk about the performance of your ads. And if you've seen -- what kinds of changes have been made there either from a timing standpoint or -- I know content has changed a little bit. Certainly the more focus on some of the closeout deals that you just talked about or that you've been talking about. But are you seeing more traction I guess is my question from the end?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Our market -- the marketing of our business continues to grow and our ads continue to perform very well and we've become more and more and more efficient. We're not spending anymore money in marketing than we have in the last three years to be quite honestly. Rob Claxton has done a terrific job. A couple of things that we've done is we're much more focused on front cover and inside and back cover on Buzz Builders. You've heard us talk about Buzz Builders, Basket Builders and Must Haves. I think we're doing a much better job at acquiring merchandise that consumers instantly recognize and see great value. So, our ad production continues to get better and better and better from a print standpoint.

The other thing that is probably worth noting that we haven't talked as much about is we've become very focused in understanding what our core customer understands about us and what they don't understand about us and the media part of our business has changed pretty dramatically in the last couple of years. And will change real dramatically in this year and particularly into the first quarter. You may have seen the first commercials that broke a couple of weeks ago. We're really trying to educate the consumer on what a closeout is because it is interesting that even our core customer didn't quite understand what a true closeout was. And we're doing a pretty good job. I think with the new media campaign that broke last week, you'll see another new commercial next week and something even newer on top of that a couple of weeks later. And what it does is it tells the story, works very hard on branding and also selling merchandise at the same time. And there's probably a shift in ad spend from print as a percent to total which in the past has been about 60% print, 40% media. That includes Internet to probably as much as 55%/45% going into this year. We continue to be pleased with what's going on there and we continue to be pleased also, too, Patrick with the Internet and our Buzz Club membership. You know, that's been a real initiative for us. We've talked about it for the last 18 months. A year ago Christmas, we had 800 thousand Buzz Club members. Right now we have a little over 2 million Buzz Club members and we continue to really drive hard and want to learn how to communicate today with the consumer the way they want to be communicated with. And frankly, media and the Internet is a real good tool in the way consumers are continuing to grow and how they want to be communicated with.

 Patrick McKeever - MKM Partners - Analyst

 Sounds good. Sounds great. And just a question, Steve. You mentioned traveling to China recently. And inflation. Can you quantify it?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I could but then I would have to shoot you, Patrick. It's -- we're going to experience the same kind of issues that every one of our competitors is experiencing. And I hope I'm not the only one who you're hearing that from. There's a lot of pressures coming from the Orient and it varies by category. That's one of the reasons that I want to be -- I want to make sure how I answer you is correct. It is not the same in all categories. What's happening over there is there's a lot of pressures in payroll. They've gone to 40 hour work weeks in China whereas before they didn't. Anything over 40 hours is time and a half. Once they worked two full years, they automatically get a week a year. One year I'm sorry, after one year, they get vacation time. So, there's pressures on cost.

Then there was something called the VAT tax that you may or may not have heard about. It is a misnomer because it is truly not a tax. The Chinese government really supported a lot of the manufacturers by giving them a rebate on their taxes based upon categories on how they ship goods to the United States. Well, our Congress decided that that made us noncompetitive. And put a lot of pressure on the Chinese government and a lot of those rebates were taken away in many categories of merchandise and they vary on product categories anywhere from maybe a low of 3%, 4%, 5% to a high of 8%.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

You compound those two issues along with the devaluation of the dollar, there's a lot of pressure. There's a lot of pressure. But our merchants have done an unbelievable job working on the value of what they're going to be offering our customer and understanding that, where there are price pressures and price increases that we're going to have to give our customer better and better value. Not just take price mark-ups or price increases. And I'm sure every other retailer is facing the same issue. We won't carry the same item and pay a cost increase for it. We either have to drop it or change it significantly so the consumer continues to see the same kind of quality and value. And that's really what we're working hard at doing. I think the merchants are doing a really really good job of it. We're seeing some of it right now in Lawn and Garden and Seasonal. We'll see a lot more going into the fall season, Back to School and then in Trim a Tree.

 Patrick McKeever - MKM Partners - Analyst

 Then one last one. It sounds like the trend, the comp trend has improved a little bit. You've got a tough comparison in the first quarter but you're guiding for stronger comps than the fourth quarter similar comparison anyway. Is that the right take away there or are you expecting--?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 The guidance we gave you is the guidance we gave you.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, embedded in that, we mentioned on the call some improvement in Furniture coming into the year and as you may recall, Toys being 10% to 15% of our business and struggled somewhat in the fourth quarter. That's a lower piece of our business this year. So, there are some things that we truly believe support the comp guidance that we're giving.

 Patrick McKeever - MKM Partners - Analyst

 Sounds great. Thanks, everyone.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

Operator

 The next question comes from the line of William Keller of FTN Midwest. Please go ahead. Your line is open.

 William Keller - FTN Midwest - Analyst

 Good morning. Thanks for taking my question. A quick follow-up on the Buzz Club. Can you give any information or maybe some background on what sort of responses you get to some of the deals and promotions you sent out through that channel?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I'll tell you what. Sign up to be a Buzz Club member on-line and you'll be first to know exactly what we're doing. Inherently, what we're doing is we're communicating with them. They have the advantage of a number of different issues. Number one, they know the preprints or they know the media deals or the promotional deals ahead of the normal customer who may get it in the newspaper or may get it by seeing it on television or something else. So, that's number one advantage. Number two, there are advantages that we give them and we're working hard at testing it by giving them deals that they have the capability of coming into the store to get or find that we may not announce to other people. As the register system gets set up, and we complete the entire chain, in the back to school season, we're going to have the capability of doing a lot more things with the Buzz Club members that we're going to enjoy and take advantage of. But that probably is something that we would talk a little bit more about as we go into the third or the fourth quarter.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 William Keller - FTN Midwest - Analyst

 As just a follow-up comment, I was probably closer to being one of those 800 thousand than one of the 2 million now so I do get those. I was wondering if you could talk a little bit about some of the -- if you could mention I guess the response that you get from those like Sunday evening deals and things like that or if you're going to keep that close to the vest still.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We're going to keep it to the vest if we can. But we're certain -- I guess we wouldn't continue to be trying to develop that relationship with that customer base if it didn't continue to be very positive for us.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Bill, we can't separate -- we're not going to separate out response rate but what we can say and I think it is important for everybody to understand, you mention that the 20% deals and the Sunday evening specials, those are anniversarying last year. Those are not new. We have an expanded Buzz Club membership. Those are events that are anniversarying last year activity. They're consistent.

 William Keller - FTN Midwest - Analyst

 Understood. Thank you. A second quick question then if I could. You talked about some of the pressures facing the retail industry and store closings, things like that. Do you see any change or potential change in maybe the acquisition environment and are there more opportunities perhaps there going forward?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We have been open to receive any kind of strategy that someone may present us. I think your question is a little bit more focused and I guess the best way to answer it is what I've said. We'll look at any offering. That's our business. And as far as acquisition, I'm assuming you're meaning another retailer, I guess. Is that, did I make a bad assumption?

 William Keller - FTN Midwest - Analyst

 No. That's what I was thinking of.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 You know what, the climate is real interesting out there. We're always looking at deals. We'll always continue to look at deals, whether any of them make sense or don't make sense. We absolutely are open to receive to grow.

 William Keller - FTN Midwest - Analyst

 Great. Thank you very much.

Operator

 The next question comes from the line of Jeff Stein of Stein Research.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 Hi, Jeff.

 Jeff Stein - Stein Research - Analyst

 Good morning, guys.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 How are you?

 Jeff Stein - Stein Research - Analyst

 Doing terrific. Thank you very much. Just a couple questions. One for Joe first of all. Joe, I'm wondering if you could just help out a little bit on the cash flow side of the business. I'm coming up a little bit short to get to the $175 million just kind of taking the net income based upon the guidance you provided adding depreciation and subtracting out CapEx it leaves me about $40 million short. I'm wondering is there a working capital component to that?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Go through yours again. Net income, depreciation.

 Jeff Stein - Stein Research - Analyst

 Less CapEx.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, yes. There is an inventory component that we're making an assumption on. Okay. So, you think you can drive inventories down a bit again?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Yes, we said turnover was going to--.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 A couple of things. This is Tim. Obviously we did guide to inventory turnover improving. We will expect to have a lower store count year over year at the end of the year and then the third component is as Joe mentioned in his comments, the Broyhill and Rite-Aid deal which you're seeing in stores today that, inventory came in and was booked really right at the end of the year. So, absent that kind of deal, next year, obviously that would be a source of cash year over year.

 Jeff Stein - Stein Research - Analyst

 Terrific. Okay. Just a couple more real quick. Wondering, you're going to be going up against the Pier 1 deal this coming spring. I wonder have you tried to structure your deals to the best you can to try to have some pretty powerful offerings to the customer when you go up against that specific deal or should we just expect comps to be kind of lumpy to get to that 1% to 2% range that you're projecting.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 First and foremost, Jeff, we never give out any of our future plans and what we we will be doing. With that said, we are absolutely aware that we're up against the deal that you mentioned in the second quarter and absolutely our point of view is we will not just sit back and allow that to happen. We'll be relentless and aggressive as we possibly can be knowing that we need to anniversary that volume.

 Jeff Stein - Stein Research - Analyst

 Okay. Terrific. Final question, can you tell us roughly how many circulars you're planning this year compared to last?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Jeff, based on the way that the calendar falls this year with Christmas falling late in the week -- we will have one extra add in the fourth quarter to capitalize on that -- I think Christmas falls on a Thursday this year vs. Tuesday last year. We'll have one extra ad, that will be in the fourth quarter to try to capitalize on Christmas week.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We won't spend anymore money by doing that.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, but we've been able to fund it.

 Jeff Stein - Stein Research - Analyst

 Thanks, guys.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thanks, Jeff.

Operator

 Ladies and gentlemen, in the interest of time, we have time for one more question and it comes from the line of Mitch Kaiser of Piper Jaffray. Please go ahead.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Hi, Mitch.

 Peter Keith - Piper Jaffray - Analyst

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 Hey. Good morning. This is actually Peter Keith. Sorry to disappoint you, Joe. Great quarter, by the way.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you.

 Peter Keith - Piper Jaffray - Analyst

 Wanted to just circle back on the POS system that you guys have implemented and just talk a little bit about some of the benefits that you're currently seeing with the stores that have included it and maybe some of the things that longer term you still could do because I've noticed in the stores that the speed of checkout has picked up nicely. I also know you've happened to give reference to some zone pricing capability. I just want to know where you are in the path of that POS benefits?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Absolutely speed, absolutely the information. Absolutely the hand-helds that are in the 700 stores right now. Make us much more efficient particularly when it comes to markdowns and identifying merchandise that needs to turn over and as consumed as I personally am as CEO of this Company in turning over inventory, that's really critical. The zone pricing and some of the other fun stuff, the buy one get one or the -- buy two get it for a different price, those kinds of things, we'll be capable in the second round of software and when all of the registers are into the chain and we expect to start seeing some fun things to do at the back to school time of this year. We haven't been able to do any of that yet because we have to -- we have to install second go around of next generation software and of course all of the registers need to get into the entire chain. But we have some fun stuff that we want to try to do with back to school and as long as we feel real comfortable with it, of course that offers great opportunity going into the Christmas selling season for us this year.

 Peter Keith - Piper Jaffray - Analyst

 Terrific. That sounds good. And then another question just on the distribution center consolidation. Would you guys care to share a dollar amount that you're going to be saving from that?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Do we want to share the dollar amount?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Do we absolutely know the dollar amount. It is not a number we're going to share. I want to elaborate on that for just a second because there was a question earlier on SG&A. That's another great example of a change that we're making in how we're running our business that will be invisible to the customer. In fact, you could even make the argument that it would improve customer service and improve in stock on furniture because some of our stores only receive furniture every other week today. Now that we're -- we have the capability of running it through a regular building starting in the back half of the year, more stores will get shipped furniture more frequently. Therefore, you would think in stocks would get better. So, that would actually be a positive to customer service. Just another example of initiatives that we've been working on for a number of quarters now that are just now starting to come on-line.

 Peter Keith - Piper Jaffray - Analyst

 I don't disagree with that strategy. I think that makes a lot of sense given your existing network that you have already. I guess one last question then. Is it fair to say that just for the share guidance for the year that excluding the $37 million that you've done here so far year-to-date that you're not including any other share repurchase activity?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes. That's correct. We have no share repurchase proposal to the Board at this point and the 82 million estimate for the year shares to be used in the EPS calculation is where we stand right now.

 Peter Keith - Piper Jaffray - Analyst

 Okay. Thanks a lot.

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FINAL TRANSCRIPT
Mar. 05. 2008 / 8:00AM ET, BIG - Q4 2007 Big Lots, Inc. Earnings Conference Call

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Peter.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks, everybody. We look forward to talking to you after the first quarter.

Operator

 Ladies and gentlemen, a replay of this call will be available for you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 6204. Again, that phone number is 1-800-207-7077 pin number 6204. Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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